Exhibit 5.2

July 7, 2020

II-VI INCORPORATED

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Ladies and Gentlemen:

We have acted as special counsel to II-VI Incorporated, a Pennsylvania corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of 2,300,000 shares, including shares issued and sold pursuant to the over-allotment option included in Section 2(b) of the Underwriting Agreement (the “Shares”) of 6.00% Series A Mandatory Convertible Preferred Stock, no par value per share, of the Company (“Preferred Stock”) initially convertible into 10,697,760 shares (the “Conversion Shares”) of common stock, no par value per share, of the Company (“Common Stock”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated July 1, 2020 between the Company and BofA Securities, Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. as representatives of the several underwriters named therein. In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) (i) a Registration Statement on Form S-3 (File No. 333-239549), which registration statement was automatically effective upon filing on June 30, 2020, (ii) a Base Prospectus, dated June 30, 2020, insofar as it pertains to the offering of the Shares, as supplemented by the Preliminary Prospectus Supplement, dated June 30, 2020, relating to the offering of the Shares by the Company, as filed by the Company with the Commission on June 30, 2020, pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (the “Preliminary Prospectus”); and (iii) a Prospectus Supplement dated July 1, 2020, and the accompanying Base Prospectus, dated June 30, 2020, relating to the offering of the Shares by the Company, as filed by the Company with the Commission on July 2, 2020 pursuant to Rule 424(b) under the Securities Act, including all documents incorporated by reference therein (together, the “Prospectus”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. In connection with rendering the opinions set forth below, we have examined:

(i)	a signed copy of the Underwriting Agreement;

(ii)

the Statement with Respect to Shares with respect to the Preferred Stock dated July 6, 2020, filed by the Company with the Pennsylvania Department of State Corporation Bureau on July 6, 2020 (the “SRS”);

K&L GATES LLP K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH PA 15222-2613 T +1 412 355 6500 F +1 412 355 6501 klgates.com

II-VI Incorporated

July 7, 2020

(iii)	the Registration Statement;

(iv)	the Preliminary Prospectus; and

(v)	the Prospectus.

In connection with rendering the opinions set forth below, we have also examined (i) the Company’s Amended and Restated Articles of Incorporation; (ii) the Company’s Amended and Restated By-laws; and (iii) the corporate action of the Company’s Board of Directors which provides for the issuance of the Shares. In addition, we have made such investigation of law as we have deemed appropriate. We have also examined and relied upon certificates of public officials and have considered such matters of law as we have deemed necessary to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that: (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that (i) each party to the documents we have examined or relied on (the “Reviewed Documents”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) each party to the Reviewed Documents (a) has the legal capacity, power and authority to execute, deliver, and perform its obligations under the Reviewed Documents to which it is a party, (b) has taken all action necessary to duly authorize the execution and delivery of, and the performance of its obligations under, the Reviewed Documents and (c) has duly executed and delivered the Reviewed Documents; and (iii) the Reviewed Documents constitute the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms. We have not verified any of the foregoing assumptions. We express no opinion to the extent that future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Shares to be convertible into more shares of Common Stock than the number that then remain authorized but unissued.

Our opinions set forth below are limited to the Pennsylvania Business Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the law of any county, municipality or other political subdivision or local governmental agency or authority.

II-VI Incorporated

July 7, 2020

Based on and subject to the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that:

1.    The Shares have been duly authorized for issuance and, when the Shares are issued and delivered against receipt of payment therefore in accordance with the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

2.    The issuance of the Conversion Shares has been duly authorized, and, when issued, delivered and paid for upon conversion of the Shares in accordance with the SRS, the Conversion Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5 to the Company’s Current Report on Form 8-K dated July 7, 2020 and its incorporation by reference in the Registration Statement. We also consent to the reference to our firm in the Preliminary Prospectus and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the related Prospectus or any supplements thereto within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP

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